CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors of Scudder International Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 65 to the Registration Statement of Scudder International Fund, Inc. on Form N-1A of our report dated April 23, 1998 on our audit of the financial statements and financial highlights of Scudder International Growth and Income Fund, which report is included in the Annual Report to Shareholders for the period ended February 28, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption "Experts".




                                                     /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
June 26, 1998